Exhibit 99.1

RESTAURANT   SUPPORT   CENTER

FOR IMMEDIATE RELEASE

Stacy Roughan

Director, Investor Relations

IHOP Corp.

818-637-3632

IHOP CORP. REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

GLENDALE, Calif., July 25, 2007 — IHOP Corp. (NYSE: IHP) today announced financial results for the second quarter and six months ended June 30, 2007, which included the following performance highlights:

•                  Net income per diluted share for the second quarter 2007 was $0.82, which increased 46.4% primarily due to a 7.1% decrease in General & Administrative (G&A) expenses, a lower effective tax rate and a 5.7% decrease in diluted weighted average shares outstanding due to ongoing share repurchases.

•                  IHOP produced its 18th consecutive quarter of same-store sales growth with an increase of 2.5% for the second quarter 2007.  This growth was driven by higher guest check averages, partially offset by declines in guest traffic during the quarter.

•                  IHOP franchisees developed and opened 15 new restaurants during the second quarter 2007.  System-wide restaurants grew 4.4% year-over-year for a total of 1,319 IHOPs.

•                  Cash Flows from Operating Activities for the first six months of 2007 totaled $23.6 million.  Additionally, $8.3 million of cash was provided by the collection of the Company’s long-term receivables for the first six months of 2007.

•                  Share repurchases aggregated $39.4 million for the second quarter 2007, or approximately 677,000 shares of IHOP stock.

Julia A. Stewart, IHOP’s Chairman and Chief Executive Officer, said, “We are very pleased with our performance for the second quarter 2007 as it demonstrates our proven financial formula for success: driving top line sales through new franchise restaurant openings and same-store sales growth while moderating G&A expenses and continuing share repurchases.  This fundamental financial formula is designed to optimize our low risk, high cash flow franchise business model and allows for the deployment of our capital in ways that enhance shareholder value.”

Second Quarter 2007 Performance

IHOP reported an increase of 37.1% in net income to $14.1 million, and a 46.4% increase in diluted net income per share to $0.82 for the second quarter 2007 compared with the same quarter in fiscal 2006.  The increases in net income and diluted net income per share resulted primarily from a 7.1% decrease in G&A expenses and a 10.2 percentage point decrease in the Company’s effective tax rate primarily due to a one-time reduction of certain tax contingency reserves.  The Company’s effective tax rate decreased to 29.9% in the second quarter 2007 as compared to 40.1% in the same quarter last year.  Additionally, a 5.7% reduction in diluted weighted average shares outstanding, due to share repurchases by the Company made over the past 12 months, contributed to IHOP’s per share earnings performance for the second quarter 2007.

For the six months ended June 30, 2007, IHOP reported an increase of 11.1% in net income to $25.4 million, and an increase of 16.1% in diluted net income per share to $1.44.  The increases in net income and diluted net income per share resulted primarily from a 7.0% increase in Franchise Operations segment profit and a 5.8 percentage point decrease in the Company’s effective tax

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

rate primarily due to a one-time reduction of certain tax contingency reserves.  The Company’s effective tax rate decreased to 33.2% in the first six months of 2007 as compared to 39.0% in the same period last year.  Additionally, a 4.4% reduction in diluted weighted average shares outstanding due to ongoing share repurchases by the Company contributed to IHOP’s per share earnings performance for the first half of 2007.  IHOP’s net income and net income per diluted share performance for the first six months of 2007 were affected by the costs related to the write-off of deferred financing costs and a pre-payment penalty on the Company’s prior debt associated with its $200 million securitized refinancing completed in March 2007.  Excluding these costs, net income would have increased 17.6% to $26.9 million, while diluted net income per share would have increased 22.6% to $1.52.

G&A expenses decreased 7.1% to $14.1 million for the second quarter 2007 compared with the same quarter in fiscal 2006, and remained flat at $30.2 million for the first six months of 2007 compared with the same period in fiscal 2006.  The quarterly decrease was primarily due to decreased travel and conference expense as well as lower costs related to the Company’s performance share plans for its executive management team.  However, the expenses associated with this benefit program are tied in part to the Company’s stock price performance and may change with future movements in IHOP Corp. stock price.

Cash Flows from Operating Activities decreased 22.4% for the first six months of fiscal 2007 to $23.6 million compared with $30.4 million for the same period in fiscal 2006.  This decrease was primarily related to the timing of tax payments in the second quarter 2007.  Principal receipts from notes and equipment contracts receivable, which are an additional source of cash generation for the Company, amounted to $8.3 million for the six months of fiscal 2007.  Capital expenditures decreased to $1.4 million for the first six months of fiscal 2007 compared with $3.9 million for the same period in fiscal 2006.  The decrease in capital expenditures primarily reflects a reduction in restaurant development costs consistent with the Company’s plan not to open any IHOPs in its dedicated Company market in Cincinnati, Ohio, in 2007.

For the three months ended June 30, 2007, system-wide same-store sales increased 2.5%, which reflected solid growth given a continuing difficult consumer environment and increased competition at the breakfast daypart. During the second quarter 2007, IHOP experienced an increase in guest check average primarily due to the cumulative effect of menu price increases taken in 2006, while guest traffic declined during the quarter.

2007 Performance Guidance

On July 16, 2007, IHOP Corp. announced it had reached a definitive agreement to acquire Applebee’s International, Inc. for $25.50 per share in cash, representing a total transaction value of approximately $2.1 billion.  The transaction is expected to close some time in the fourth quarter 2007.  While the Company remains comfortable with its existing performance guidance for 2007 as it relates to its IHOP business, IHOP is suspending its fiscal 2007 earnings guidance as current guidance does not take into account the effect of the Applebee’s acquisition on full year results.

The acquisition not withstanding, IHOP reiterated its key performance assumptions for fiscal 2007.  The Company expects same-store sales growth between 2% and 4%, the addition of 61 to 66 new franchise restaurants to the IHOP system, moderate G&A spending in the range of $65 million to $67 million, and the effect of share repurchases executed in the first half of fiscal 2007 to contribute to its per share earnings performance for fiscal 2007.

Cash from Operations is expected to range between $60 million and $65 million in 2007, and principal receipts from note and equipment contracts receivable are expected to be within the range of $16 million to $18 million.  Capital expenditures are expected to range between $6 million and $8 million in 2007.  This primarily reflects investment in the Company’s Information Technology infrastructure and construction related to the opening of additional restaurants in IHOP’s Company market in Cincinnati, Ohio, in fiscal 2008.

Investor Conference Call Today

IHOP will host an investor conference call to discuss its second quarter 2007 financial results on Wednesday, July 25, 2007 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).  To participate on the call, please dial (888) 680-0869, reference pass code 79531352 and then press “*0” to be connected with an operator to be registered to join the live call.  A live webcast of the call will be available on IHOP’s Web site at www.ihop.com, and may be accessed by visiting Calls & Presentations under the site’s Investor Information section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.   A telephonic replay of the call may be accessed through August 1, 2007 by dialing 888-286-8010 and referencing pass code 85461146.  An online archive of the webcast will also be available on the Investor Information section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years.  Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, salads, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California-based IHOP Corp.  As of June 30, 2007, the end of IHOP’s second quarter, there were 1,319 IHOP restaurants in 49 states, Canada, Mexico and the U.S. Virgin Islands.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the timing and certainty of closing the transaction, strategic and financial benefits of the transaction, expectations regarding accretion, integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of IHOP’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; uncertainty as to whether the transaction will be completed; the failure to obtain the approval of Applebee’s stockholders; the inability to obtain, or meet conditions imposed for, applicable regulatory requirements relating to the transaction; the failure of either party to meet the closing conditions set forth in the definitive agreement; IHOP’s failure to obtain financing for the transaction on satisfactory terms or at all; risks associated with successfully integrating IHOP and Applebee’s; risks associated with executing IHOP’s strategic plan for Applebee’s; risks associated with IHOP’s incurrence of significant indebtedness to finance the acquisition; the failure to realize the synergies and other perceived advantages resulting from the transaction; costs and potential litigation associated with the transaction; the ability to retain key personnel both before and after the transaction; conditions beyond IHOP’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting IHOP’s customers or food supplies or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP, International House of Pancakes and Applebee’s brands and concepts by guests and franchisees; IHOP’s and Applebee’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s and Applebee’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of IHOP’s and Applebee’s Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by IHOP Corp. pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

References to Non-GAAP Financial Measures

This news release includes references to the non-GAAP financial measure “net income excluding early debt extinguishment costs,” which is stated in the text of the news release as “one-time costs related to the write-off of deferred financing costs and a pre-payment penalty on the Company’s pre-existing debt.”  The Company defines “net income excluding early debt extinguishment costs” for a given period as net income for such period, excluding the effect of any early debt extinguishment costs incurred in such period.  Management believes net income excluding early debt extinguishment costs and basic and diluted net income per share excluding early debt extinguishment costs is useful because it provides a more accurate period to period comparison.  Net income excluding early debt extinguishment costs for any given period may be affected by a variety of factors, including but not limited to, changes in assets and liabilities and the timing of purchases and payments.  Net income excluding early debt extinguishment costs is a supplemental non-GAAP financial measure and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

[Financial Tables to Follow]

IHOP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Franchise revenues	$46,934	$42,490	$93,984	$87,745
Rental income	33,058	32,254	66,068	65,604
Company restaurant sales	4,625	2,785	8,609	6,157
Financing revenues	4,870	7,545	10,950	14,085
Total revenues	89,487	85,074	179,611	173,591
Costs and Expenses
Franchise expenses	21,369	19,226	42,590	39,724
Rental expenses	24,594	24,507	49,175	49,155
Company restaurant expenses	5,317	3,131	9,875	6,887
Financing expenses	2,569	4,829	4,951	7,869
General and administrative expenses	14,103	15,188	30,224	30,278
Other expense, net	1,376	979	2,485	2,151
Early debt extinguishment costs	—	—	2,223	—
Total costs and expenses	69,328	67,860	141,523	136,064
Income before income taxes	20,159	17,214	38,088	37,527
Provision for income taxes	6,029	6,908	12,645	14,627
Net income	$14,130	$10,306	$25,443	$22,900
Net Income Per Share
Basic	$0.82	$0.57	$1.45	$1.25
Diluted	$0.82	$0.56	$1.44	$1.24
Weighted Average Shares Outstanding
Basic	17,156	18,159	17,500	18,290
Diluted	17,328	18,369	17,688	18,509
Dividends Declared Per Share	$0.25	$0.25	$0.50	$0.50
Dividends Paid Per Share	$0.25	$0.25	$0.50	$0.50

IHOP CORP. AND SUBSIDIARIES
RESTAURANT DATA
   (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Restaurant Data
Effective restaurants (a)
Franchise	1,137	1,087	1,133	1,083
Company	13	6	12	7
Area license	159	155	159	155
Total	1,309	1,248	1,304	1,245
System-wide (b)
Sales percentage change (c)	7.9%	7.8%	6.6%	8.6%
Same-store sales percentage change (d)	2.5%	3.1%	1.6%	4.1%
Franchise (b)
Sales percentage change (c)	8.0%	8.0%	6.6%	9.0%
Same-store sales percentage change (d)	2.6%	3.1%	1.6%	4.2%
Company
Sales percentage change (c)	66.1%	(26.8)%	39.8%	(21.0)%
Area License (b)
Sales percentage change (c)	4.0%	8.5%	4.5%	7.2%

___________

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)                                “System-wide sales” are retail sales at IHOP restaurants operated by franchisees, area licensees and the Company, as reported to the Company.  Franchise restaurant sales were $508.0 million and $1,012.2 million for the second quarter and first six months ended June 30, 2007, respectively, and sales at area license restaurants were $52.8 million and $108.3 million for the second quarter and first six months ended June 30, 2007, respectively.  Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)                                  “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)                                 “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period.  Same-store sales percentage change does not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES
RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Restaurant Development Activity
Beginning of period	1,306	1,252	1,302	1,242
New openings
Company-developed	—	1	—	1
Franchisee-developed	15	16	21	23
International franchisee-developed	—	—	2	—
Area license	—	—	—	3
Total new openings	15	17	23	27
Closings
Company and franchise	(1)	(4)	(5)	(4)
Area license	(1)	(1)	(1)	(1)
End of period	1,319	1,264	1,319	1,264

Summary-end of period
Franchise	1,147	1,102	1,147	1,102
Company	13	7	13	7
Area license	159	155	159	155
Total	1,319	1,264	1,319	1,264

Restaurant Franchising Activity
Company-developed	—	—	—	—
Franchisee-developed	15	16	21	23
International franchisee-developed	—	—	2	—
Rehabilitated and refranchised	—	5	2	8
Total restaurants franchised	15	21	25	31
Reacquired by the Company	—	(5)	(6)	(7)
Closed	(1)	(4)	(4)	(4)
Net addition	14	12	15	20

IHOP CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$32,561	$19,516
Receivables, net	42,530	45,571
Reacquired franchises and equipment held for sale, net	428	—
Inventories	302	396
Prepaid expenses	10,096	7,493
Deferred income taxes	5,643	5,417
Total current assets	91,560	78,393
Long-term receivables	293,893	302,088
Property and equipment, net	300,588	309,737
Excess of costs over net assets acquired	10,767	10,767
Other assets	82,750	67,885
Total assets	$779,558	$768,870
Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$18,000	$19,738
Accounts payable	7,703	14,689
Accrued employee compensation and benefits	9,444	13,359
Other accrued expenses	5,985	11,317
Capital lease obligations	5,377	5,002
Total current liabilities	46,509	64,105
Long-term debt, less current maturities	175,000	94,468
Deferred income taxes	73,490	76,017
Capital lease obligations	167,228	170,412
Other liabilities	76,943	74,655
Commitments and contingencies
Stockholders’ equity
Preferred stock, $1 par value, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value, 40,000,000 shares authorized; June 30, 2007: 23,113,424 shares issued and 16,859,229 shares outstanding; December 31, 2006: 22,818,007 shares issued and 17,873,548 shares outstanding	229	227
Additional paid-in capital	142,704	131,748
Retained earnings	375,109	358,975
Accumulated other comprehensive loss	—	(133)
Treasury stock, at cost (6,254,195 shares and 4,944,459 shares at June 30, 2007 and December 31, 2006, respectively)	(277,654)	(201,604)
Total stockholders’ equity	240,388	289,213
Total liabilities and stockholders’ equity	$779,558	$768,870

IHOP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities
Net income	$25,443	$22,900
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	10,830	9,988
Debt extinguishment and other costs	2,223	—
Deferred income taxes	(2,753)	(6,893)
Stock-based compensation expense	2,245	1,859
Excess tax benefit from stock-based compensation	(2,343)	(395)
Gain on sale of land	(98)	—
Changes in operating assets and liabilities
Receivables	2,595	2,758
Inventories	94	12
Prepaid expenses	(2,603)	114
Accounts payable	(6,986)	2,030
Accrued employee compensation and benefits	(3,915)	(1,642)
Other accrued expenses	(2,243)	1,316
Other	1,090	(1,655)
Cash flows provided by operating activities	23,579	30,392
Cash flows from investing activities
Additions to property and equipment	(1,449)	(3,857)
Additions and reductions to long-term receivables	(893)	168
Principal receipts from notes and equipment contracts receivable	8,283	9,197
Additions to reacquired franchises held for sale	(429)	(581)
Property insurance proceeds, net	(173)	2,234
Proceeds from sale of land	795	—
Cash flows provided by investing activities	6,134	7,161
Cash flows from financing activities
Proceeds from issuance of long-term debt, including revolving line of credit	208,000	—
Repayment of long-term debt	(129,206)	(1,035)
Payment of debt issuance costs	(14,307)	—
Prepayment penalties on early debt extinguishment	(1,219)	—
Principal payments on capital lease obligations	(2,809)	(2,155)
Dividends paid	(8,820)	(9,182)
Purchase of treasury stock	(77,020)	(29,580)
Proceeds from stock options exercised	6,370	2,194
Excess tax benefit from stock-based compensation	2,343	395
Cash flows used in financing activities	(16,668)	(39,363)
Net change in cash and cash equivalents	13,045	(1,810)
Cash and cash equivalents at beginning of period	19,516	23,111
Cash and cash equivalents at end of period	$32,561	$21,301

IHOP CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of net income to net income excluding impact of early debt extinguishment costs:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net income, as reported	$14,130	$10,306	$25,443	$22,900
Early debt extinguishment costs	—	—	2,223	—
Income tax benefit	—	—	(738)	—
Net income excluding early debt extinguishment costs	$14,130	$10,306	$26,928	$22,900

Basic net income per share:
Net income, as reported per share	$0.82	$0.57	$1.45	$1.25
Early debt extinguishment costs per share	—	—	0.13	—
Income tax benefit per share	—	—	(0.04)	—
Net income excluding early debt extinguishment costs per share	$0.82	$0.57	$1.54	$1.25

Diluted net income per share:
Net income, as reported per share	$0.82	$0.56	$1.44	$1.24
Early debt extinguishment costs per share	—	—	0.12	—
Income tax benefit per share	—	—	(0.04)	—
Net income excluding early debt extinguishment costs per share	$0.82	$0.56	$1.52	$1.24